CODE OF ETHICS

In accordance with Rule 204A-1 of the Investment Advisers Act of 1940 and with Rule 17j-1 of the Investment Company Act of 1940, as amended, Westfield Capital Management Company, L.P. ("Westfield") has developed and implemented this Code of Ethics (the "Code") to set forth standards for business conduct and personal activities. The Code serves many purposes. Among them are to:

o educate employees of Westfield's expectations and the laws governing their conduct;

o remind employees that they are in a position of trust and must act with complete propriety at all times;

o    protect the reputation of Westfield;

o    guard against violations of the securities laws;

o    protect Westfield's clients by deterring misconduct; and

o establish procedures for employees to follow so Westfield can assess whether employees are complying with our ethical principles.

KEY TERMS USED THROUGHOUT THIS CODE ARE DEFINED IN APPENDIX A.

PERSONS COVERED BY THE CODE
All permanent Westfield employees are covered under the Code. Employees who have access to non-public information about Westfield's securities recommendations, client holdings or transactions may be deemed as an "Access Person." Any employee deemed an "Access Person" is subject to, at least, the reporting requirements under the Personal Trading section of this Code. Compliance will deem an Access Person also as an "Investment Person" if the person makes or participates in making investment recommendations for client accounts. Investment Persons may be required to provide additional information for certain personal activities and may be subject to additional transactional restrictions than non-Investment Persons. At any time, employees may check their status by contacting Compliance.

Temporary employees or non-interested persons (e.g., outside members of Westfield's Advisory Board) may be subject to either all or certain provisions within the Code. Compliance may also deem a temporary employee an Access Person.

WAIVERS TO CODE
The Chief Compliance Officer (the "CCO"), or a designee, has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, Westfield expects that waivers will be granted only in rare instances. Compliance will document any exceptions granted. Generally, no waivers shall be granted on any provisions of the Code that are mandated by the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC").

ETHICAL PRINCIPLES
As a fiduciary for its clients, Westfield owes its clients the utmost duty of loyalty, good faith, and fair dealing. As an employee of Westfield, you are obligated to uphold these important duties. Westfield expects every employee to uphold these principles when acting on behalf of the firm or in any capacity that may affect the firm's advisory business.

o Employees must act with honesty, integrity, and professionalism in all aspects of our business.

o Employees are to place the interests of Westfield's clients first, at all times.

o Employees must not take advantage of their positions or of investment opportunities that would otherwise be available for Westfield's clients.

o Employees must treat all information concerning clients (e. g. , trading, holdings, investment recommendations, and financial situations) confidential.

o Employees must exercise independent, unbiased judgment in the investment decision-making process.

Westfield Capital Management Company, L.P.
Date Approved: 08/05/2015

                                 CODE OF ETHICS

STANDARDS OF BUSINESS CONDUCT
The following standards govern all conduct, whether or not the conduct is covered by more specific provisions in the Code or other Westfield policies.

o    Employees must comply with applicable federal securities laws.

o    Employees must not:

     *    Defraud any Westfield client in any manner;

     * Mislead any client, including making a statement that omits material facts or passing along information that is baseless or suspected to be untrue;

     * Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client (e. g. , creating the false appearance of active trading in client accounts);

     *    Engage in any manipulative practice with respect to any client; or

     * Engage in any manipulative practice with respect to securities, including price or market manipulation. This includes rumor mongering, which is illegal and can lead to allegations of market manipulation.

o Employees are prohibited from inappropriately favoring the interests of one client over another as it would constitute a breach of fiduciary duty.

o Employees must not use for their own direct or indirect benefit (or the benefit of anyone other than Westfield's clients) information about:
     (a)Westfield's trading or investment recommendations for client accounts,
     (b) our relationships with our clients, or (c) our relationships with the brokerage community. Personal securities transactions must be conducted in accordance with applicable provisions in the Code.

o Employees must comply with the spirit and letter of the Code and other internal policies. Technical compliance with the requirements in the Code or other policies does not insulate you from scrutiny for any actions that can create the appearance of a violation or the appearance that you are circumventing the rules.

o Employees must avoid any actual or potential conflicts of interest with Westfield clients. Employees may be required to complete certifications or questionnaire on such matters. It is the employee's responsibility to promptly notify Compliance of any actual or potential changes to their responses.

     * Employees must ensure that any personal activities (e. g. , personal trading) conducted during work hours do not interfere (or appears to interfere) with their daily work.

     * Employees must disclose any family members who are working for public companies and/or have senior level positions at private companies.

     * Employees must not accept from or give to clients or other business contacts any gifts or business entertainment that would present an actual or potential conflict of interest, or would be viewed as improper. (See Westfield's policy on Gifts and Business
          Entertainment.)

     * Employees may not recommend, implement, or consider any securities transaction for client accounts without having disclosed any material business or personal relationship (e. g. , family member is a senior employee) with or beneficial ownership or other material interest in the issuer or its affiliates, to

Westfield Capital Management Company, L.P.
Date Approved: 08/05/2015

                                 CODE OF ETHICS

               Compliance. If Compliance deems the disclosed interest to present a material conflict, the employee may not participate in any decision-making process regarding that issuer.

          * Employees must act in the best interest of Westfield's clients regarding execution and other costs paid by clients for brokerage services. This includes disclosing to Compliance any personal investment in any business or personal (e.g., family member) relationship with brokers utilized by Westfield for client transactions or research services. All employees must strictly adhere to Westfield's policies and procedures regarding brokerage, including those on best execution, research services, and directed brokerage.

          * Employees must disclose to Compliance any personal investments or other interests in third party service providers if the employees negotiate or make decisions on behalf of the firm with such third party service providers. If any employee has such an interest, Compliance may prohibit the person from negotiating or making decisions regarding Westfield's business with those companies.

          * Employees are prohibited from making referrals to clients (e.g., attorneys, accountants) if the employee will benefit in any way.


REPORTING UNETHICAL OR ILLEGAL BEHAVIOR
If at any time an employee has knowledge of any behavior that might be viewed as unethical, illegal or in violation of internal policies, the employee must report such behavior immediately. Reports should be made to the CCO. In the case of an actual or suspected violation by the CCO, employees should notify the Chief Executive Officer.

HOW TO REPORT. To promote employee reporting, while protecting the employee and maintaining their identity in confidence, Westfield offers different methods for reporting.

o CONTACT THE CCO Employees may report actual or suspected violations by contacting the CCO directly (or the CEO if the suspected violation is by the CCO). Employees are not required to report such matters to their senior managers before contacting Compliance.

o REPORT THROUGH SCHWAB COMPLIANCE TECHNOLOGIES Reports can be submitted through Schwab Compliance Technologies (https://client.schwabct. com) by clicking on Confidential Reporting Form (Whistleblower). Such reports are accessible by the CCO only. All reports are anonymous.

WHAT TO REPORT. Employees should report any: a) noncompliance with applicable laws, rules and regulations, or internal policies such as the Code; b) fraud or illegal acts involving any aspect of the firm's business; c) material misstatements in regulatory filings, internal books and records, client records or reports, and financial statements; d) activity that is harmful to clients; and e) material deviations from required controls and procedures that safeguard clients and the firm.

USAGE OF INFORMATION PROVIDED. The CCO will take the steps deemed necessary under the circumstances to investigate relevant facts surrounding the information provided, and to take any appropriate corrective measures. Reporting employees typically will not be notified of any actions the firm is taking in response to their comments.

GUIDANCE. Employees are encouraged to seek guidance from the CCO with respect to any violation and to refrain from any action or transaction that might lead to the appearance of a violation.

Westfield Capital Management Company, L.P.
Date Approved: 08/05/2015

                                 CODE OF ETHICS

CONFIDENTIALITY. Any report created to satisfy the requirements of the Code shall be treated confidentially. Best efforts will be used to ensure that specific details of the report cannot be used to identify the reporting employee.

RETALIATION. No employee who in good faith reports a suspected unethical or illegal business practice will be subject to retaliation or discipline for having done so, even if such reports ultimately establish that no violation had occurred.

SEC WHISTLEBLOWER PROGRAM
Westfield encourages employees to report unethical or illegal behavior to the firm first, but employees also have an option of directly reporting actual or suspected violations to the SEC's Whistleblower Office. The SEC offers awards and incentives to individuals who voluntarily provide original information that leads to a successful enforcement. There are very specific criteria and procedures that apply when making such a report to the SEC. Regardless of the employee's reporting method, Westfield will utilize the framework described directly above with regards to reported information.

The SEC encourages individuals to submit information in writing by filling out their questionnaire at HTTPS://DENEBLEO.SEC.GOV/TCREXTERNAL/DISCLAIMER.XHTML. Alternatively, you may submit information by mail to the Office of the Whistleblower at 100 F Street, NE, Mail Stop 5971, Washington, D.C. 20549 or by fax to (703) 813-9322.

Westfield Capital Management Company, L.P.
Date Approved: 08/05/2015

                                 CODE OF ETHICS

PERSONAL TRADING
(All references to Access Persons in this section include family members.)

PRECLEARANCE REQUIREMENT
Access Persons must obtain approval from Compliance prior to entering into any personal securities transactions in a Covered Security for a Covered Account, as defined in Appendix A. Written approval must be received prior to executing any personal security transaction.

With limited exceptions, approvals are valid until 4:00pm on the day they were granted. Approvals for certain transactions (e.g., private offering of securities) may be extended with the CCO's (or designee's) permission. In such instances, the approval is valid until either the transaction is executed or revoked by Compliance. Access Persons are responsible for notifying Compliance when the transaction has been either completed or cancelled.

Because Westfield primarily supervises domestic growth equities, certain transactions and securities pose minimal conflicts with our clients. As such, the following securities also are exempt from the preclearance requirement. (Reporting requirements still apply). If a security or transaction is not listed directly below or excluded from the Covered Security definition in Appendix A, then it must be precleared.

o    ETFs and ETNs that are not short the market, a sector, industry, etc.

o    Closed-end mutual funds

o    Gifting or transferring shares from one account to another

o    Municipal bonds

SUBMITTING PRECLEARANCE REQUESTS
Preclearance requests for securities transactions should be submitted through the online personal transactions system, Schwab Compliance Technologies (the "personal trading system"). Compliance will set up each Access Person in the system and provide training. It is important that Access Persons not share their passwords with anyone as they are responsible for the information created, modified, and deleted from the system under their log in information.

Should an Access Person wish to make a personal security transaction but does not have access to the system, the person must contact either the Compliance Manager or the CCO for preclearance of the transaction. Compliance will enter the transaction into the system, which will send an approval or denial, via email, to the requestor. It is the Access Person's responsibility to ensure that the trade information contained in the email confirmation is complete and accurate (i.e., transaction type, shares requested, broker account, and security name) prior to entering into the transaction.

PRIVATE OFFERINGS
Any requests to enter into private offerings of securities must be first discussed with the CCO or Compliance Manager. At a minimum, Compliance will request a copy of the offering documents in order to obtain the security/issuer name, investment amount, and target investment date. If the transaction is approved, Compliance will set up the security in the personal trading system, and the employee may then submit the preclearance request. Access Persons must receive a written approval (either from the personal trading system or email from Compliance) before entering into the transaction.

Westfield Capital Management Company, L.P.
Date Approved: 08/05/2015

                                 CODE OF ETHICS

REVIEWING PRECLEARANCE REQUESTS
Preclearance requests are reviewed after 9:30am. Preclearance requests submitted prior to 9:30am will be placed in pending status. Preclearance requests that go into pending after 3:00pm will be reviewed on a best efforts basis. If a response is not received by 4:00pm, Access Persons are not permitted to enter into the trade and must re-enter the preclearance request the following day.

Compliance has full authority to:

o    revoke a preclearance any time after it is granted;

o    require an Access Person to close out or reverse a transaction; and

o not provide an explanation for a preclearance denial or revocation, especially when the reasons are confidential in nature.

RESTRICTIONS TO PERSONAL SECURITIES TRANSACTIONS
The following restrictions and limitations have been placed on personal securities transactions to address actual or possible conflicts arising from personal trading activities.

o MATERIAL, NON-PUBLIC INFORMATION. Access Persons who possess or have been made aware of material, non-public information regarding a security, or the issuer of a security may not engage in any transaction of such security or related security. (See Westfield's policy on Insider Trading.)

o MARKET MANIPULATION. Access Persons may not engage in any transactions intended to raise, lower, or maintain the price of any security.

o MARKET TIMING AND EXCESSIVE TRADING. Access Persons must not engage in excessive trading or market timing activities with respect to any mutual fund. When placing trades in any mutual fund, whether the trade is placed directly in a personal account, 401(k) account, deferred compensation account, account held with an intermediary or any other account, Access Persons must comply with the rules set forth in the fund's prospectus and SAI regarding the frequency and timing of such trades.

o TRANSACTIONS WITH CLIENTS. Access Persons are prohibited from knowingly selling to, or purchasing from, a client any security or other property, except publicly--traded securities issued by such client.

o TRANSACTIONS LIKELY TO RAISE CONFLICTS WITH DUTIES TO CLIENTS. Access Persons may not enter into any transactions that: a) may have a negative impact on their attention to their responsibilities to the firm or our clients (e.g., trading frequently in personal accounts), or b) overextend their financial resources or commit them to financial liability that they are unable to meet.

o DERIVATIVES, WARRANTS AND RIGHTS. Access Persons are prohibited from trading options, forwards, swaps, warrants, rights and any other similar security in their Covered Accounts.

o PRIVATE AND LIMITED OFFERINGS (E.G., IPOS). Typically, if client accounts are participating in a private or limited offering, Access Persons may not participate in the same offering. With prior approval from the CCO, Access Persons may participate alongside client accounts but the client's interest will always come first.

o SHORT SELLING AND SHORT ETFS/ETNS. Access Persons are prohibited from short selling securities in their Covered Accounts. This applies to ETFs/ETNs that are short the market, a sector, industry, etc.

Westfield Capital Management Company, L.P.
Date Approved: 08/05/2015

                                 CODE OF ETHICS

o 30-DAY HOLDING PERIOD. Covered Security investments made in Covered Accounts must be held for a minimum period of 30 calendar days after purchase (from trade date). ETFs and ETNs are not subject to the 30-day holding period.

FRONT RUNNING AND BLACKOUT PERIODS
Front running is an illegal practice. Access Persons should not enter into a personal security transaction when the Access Person knows, or has reason to believe, that the security or related security: a) has recently been acted upon, b) may in the near future be recommended for action, or c) may in the near future be acted upon by the firm for client accounts.

o For Covered Securities that have been traded in client accounts, the blackout period begins five business days before the client trade and ends five days after the last client trade. If the Covered Security was traded for reasons outside of an investment recommendation (e.g., cash flow, rebalancing/dispersion, etc. ), the blackout period begins when the trades are placed on the blotter and ends when the trades have been completed.

o For Covered Securities that have been recommended or are "under consideration," the blackout period begins five business days before the day a security was recommended or placed under consideration and typically ends five business days thereafter. Some securities may remain on the restricted list for longer periods of time. Compliance has full discretion to decide whether a security is restricted and for how long.

o ETFs and ETNs are not subject to the blackout periods discussed in this section.

Westfield Capital Management Company, L.P.
Date Approved: 08/05/2015

                                 CODE OF ETHICS

REPORTING REQUIREMENTS FOR PERSONAL SECURITIES TRANSACTIONS
Unless noted in EXEMPTIONS in this section, Access Persons must file the reports described below, even if the person has had no holdings, transactions or accounts to list in the reports.

Most reports are submitted through the personal trading system, which will track the dates and times of submissions. All submissions will remain confidential and will not be accessible by anyone other than those employees in Compliance and to the extent necessary to implement and enforce the provisions of the Code or to comply with regulatory or legal requirements.

Access Persons are responsible for reviewing and verifying the information on all their reports prior to submission. You must promptly speak with Compliance about any errors, omissions or discrepancies on these reports before they are submitted.

INITIAL AND ANNUAL HOLDINGS REPORTS. Access Persons must submit a report of their holdings in Covered Securities WITHIN 10 DAYS after the day they become an Access Person and on an annual basis thereafter. Initial holdings information should be current as of a date no more than 45 days prior to the employee's date of becoming an Access Person. Annual holding reports should be as of December 31(st), and submitted within 30 days after the calendar year end. For each holding, Access Persons must provide: 1) the title and type of security, 2) as applicable, the exchange ticker symbol or cusip number, 3) the number of shares and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership, 4) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit, and 5) the date the access person submits the report.

QUARTERLY TRANSACTION REPORTS. Access Persons are required to report Covered Securities transactions for the most recent calendar quarter. Access Persons must review the information in the personal trading system for accuracy and completeness prior to submission. Each transaction should indicate: 1) the date of the transaction, the title, and as applicable the exchange ticker symbol or cusip number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved, 2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), 3) the price of the security at which the transaction was effected, 4) the name of broker, dealer or bank with or through which the transaction was effected, and
5) the date the access person submits the report. Quarterly transaction reports are due within 30 days after the calendar quarter end.

INITIAL INVESTMENT ACCOUNT REPORTS. Access Persons must submit brokerage statements for all accounts held for their direct or indirect benefit WITHIN 10 DAYS after the day they become an Access Person. Compliance will review these statements and determine if the accounts would fall under ongoing reporting requirements (i.e., a Covered Account). Statements should be dated no later than 45 days prior to the employee becoming an Access Person.

QUARTERLY INVESTMENT ACCOUNT REPORTS. Access Persons must certify to a list of their Covered Accounts (as defined in Appendix A). Quarterly account reports are due within 30 days after the calendar quarter end.

Access Persons must notify Compliance of any new and closed Covered Accounts as soon as reasonably possible. Closed accounts will remain active in the personal trading system and will be subject to applicable reporting requirements described above, unless Compliance has been notified otherwise.

DUPLICATE STATEMENTS OR CONFIRMS. Duplicate copies of personal transaction confirmations or account statements are required for Covered Accounts. Copies of such documents must be sent directly to Compliance or through an electronic feed into the personal trading system. Employees with accounts set up to receive

Westfield Capital Management Company, L.P.
Date Approved: 08/05/2015

                                 CODE OF ETHICS

electronic feeds in the personal trading system are not required to provide paper copies of confirmations or statements as transactions and positions directly feed into the system. If Compliance does not receive the appropriate electronic data or duplicate confirmations and statements, Compliance will request the documents from the Access Person. This requirement does not satisfy the quarterly or annual reporting requirements outlined above.

PRIVATE INVESTMENTS. A confirmation of the investment with the invested dollar amount must be submitted to Compliance promptly after the investment is made.


EXEMPTIONS
The following transactions are exempt from the preclearance and/or reporting requirements discussed previously. Access Persons should be reminded that these exemptions do not absolve them from violations of other Westfield policies, applicable laws and regulations, as well as the spirit of the Code.

o NO KNOWLEDGE OR CONTROL. Transactions where the Access Person has no influence, control or knowledge are exempt from preclearance (e.g., corporate or broker actions).

     o Subject to Compliance approval, Access Persons can omit any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control.

o MANAGED ACCOUNTS. Transactions effected in accounts managed by an external financial adviser are exempt from preclearance and reporting requirements. Access Persons may speak to their adviser about their financial goals and objectives, but they are not permitted to consult with their adviser (or be consulted) on any specific security transactions. To qualify for this exemption, Access Persons must:

     o Have their financial adviser provide an initial written certification to Westfield on the arrangement and/or provide a copy of the managed account agreement with their financial adviser.

     o Complete certifications quarterly regarding their influence or control over these accounts.

     o Annually have their financial adviser provide a written certification to Westfield that they did not consult with their adviser on any specific security transactions and that the adviser did not consult with them on any specific security transactions.

     o If requested, provide Compliance with copies of holdings and/or transactions made in their account(s).

o 529 PLANS OR COLLEGE SAVINGS PLANS. Transactions in 529 Plans or college savings plans are exempt from preclearance and reporting requirements. (Does not apply to Coverdell ESAs that are invested in Covered Securities. )

o AUTOMATIC INVESTMENT PLANS. Transactions effected pursuant to an automatic investment plan are exempt from preclearance and reporting requirements.

o PRIOR EMPLOYER'S PROFIT SHARING OR RETIREMENT PLANS. Transactions executed in a prior employer's profit sharing or retirement plan are exempt from preclearance and reporting. This exemption does not apply to transactions in reportable securities or to any discretionary brokerage account option that may be available from a former employer. Such transactions/accounts are subject to preclearance and reporting requirements.

Westfield Capital Management Company, L.P.
Date Approved: 08/05/2015

                                 CODE OF ETHICS

o OTHER. Transactions in securities determined by Compliance to present a low potential for impropriety or the appearance of impropriety may be exempt from transactional restrictions and preclearance/reporting requirements. Compliance will review these on a case-by-case basis.

Westfield Capital Management Company, L.P.
Date Approved: 08/05/2015

                                 CODE OF ETHICS

POLITICAL AND CHARITABLE CONTRIBUTIONS
Employees are prohibited from making political or charitable contributions for the purposes of obtaining or retaining advisory contracts with public clients (i.e., pay-to-play). Employees should review Westfield's Anti-Corruption, Bribery, and Political Contributions Policy for more information on political contributions.

ADMINISTRATION

APPROVAL AND DISTRIBUTION
Compliance will distribute the Code (either as a stand-alone document or as part of the firm's Compliance Manual) to all employees at least annually. Employees are required to acknowledge their having received, read, and complied with the Code.

Material amendments or material revisions made to this Code will be approved by the Management Committee. Upon approval, the Code will be distributed to all employees shortly thereafter. Immaterial amendments do not require approval and will be distributed either with material amendments or during the annual distribution period. Employees are required to complete appropriate acknowledgements after distribution.

TRAINING AND EDUCATION
Compliance is responsible for coordinating the training and education of employees regarding the Code. All newly hired employees are required to complete a compliance overview session that includes a review of the Code. They also are required to acknowledge that they have attended the new employee training and have received a copy of the Code (typically as part of the firm's Compliance Manual). Temporary or contract employees will be required to sign a confidentiality agreement and attend a compliance overview session.

Employees are required to attend any training sessions and read any applicable materials that Compliance deems appropriate. On occasion, it may be necessary for certain departments or individuals to receive additional training. Should this be the case, a member of Compliance will coordinate with the appropriate department managers to discuss particular topics and concerns to address at the training session.

PERSONAL TRANSACTIONS MONITORING
On at least a quarterly basis, a member of Compliance will review and monitor required reports for conformity with all applicable provisions outlined in the personal trading section. Each member of the Compliance Department will review and monitor each other's reports as required by the Code.

ANNUAL REVIEW OF CODE
The CCO (or a designee) will review, at least annually, the adequacy of the Code and the effectiveness of its implementation. Such results are usually recorded in the firm's annual testing program.

REPORTS TO MANAGEMENT COMMITTEE
At least annually, the CCO will report material Code matters to Westfield's Management Committee. On occasion, the CCO will also report immaterial items to the Management Committee in order to keep them informed of Code matters.

RECORDKEEPING REQUIREMENTS
Westfield will maintain the following records in a readily accessible place for a period of not less than five years.

o A copy of each Code that is in effect, or at any time within the past ten years;

o A record of any violation of the Code, and of any action taken as a result of the violation, for ten years after the end of the fiscal year in which the violation occurred;

Westfield Capital Management Company, L.P.
Date Approved: 08/05/2015

                                 CODE OF ETHICS

o A copy of each report and acknowledgement made under the Code for the past ten years after the end of the fiscal year in which the report is made or information is provided;

o A list of names of persons, currently or within the past ten years, who are or were Access Persons or Investment Persons;

o A record of any decision, and the reasons supporting the decision, for approving the acquisition of IPOs and limited offerings for at least ten years after the end of the fiscal year in which the approval was granted; and

o A record of any granted waivers or exceptions, and supporting reasons, to any provisions of the Code.

VIOLATIONS AND SANCTIONS
Westfield treats violations of the Code (including violations of the spirit of the Code) very seriously. If an employee violates either the letter or the spirit of this Code, Westfield may impose disciplinary actions or fines, or it may make a civil or criminal referral to appropriate regulatory entities. (Refer to Appendix B for the sanctions table.) Code violations become a part of the employee's employment history at Westfield. Multiple violations within a 12 month period will be reported to Human Resources and appropriate supervisors or managers. Employees should always consult with the CCO or Compliance Manager if they are in doubt of any of the requirements or restrictions in the Code.

A member of Compliance will notify employees of any discrepancy between their personal activities and the rules outlined in this Code. Each violation and the circumstances surrounding each violation will be reviewed by a member of Compliance. Based on the review, Compliance will determine whether the policies established in this Code have been violated, and whether any action should be taken. Compliance will recommend appropriate sanctions (in accordance with Westfield's sanctions guidelines) to the employee's manager, supervisor or the department head. Once the sanction has been approved, Compliance will notify the employee. Compliance has the discretion of reporting material Code matters to the Operations & Risk Management Committee and/or Management Committee.

Westfield Capital Management Company, L.P.
Date Approved: 08/05/2015

                                 CODE OF ETHICS

APPENDIX A: GLOSSARY OF TERMS

ACCESS PERSON is any Westfield employee who meets at least one of the following conditions:

o    is an officer, director, or partner

o has access to nonpublic information about client purchases or sales of securities

o    makes or participates in making investment recommendations to clients

o    has access to client investment recommendations that are non-public

o has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds

BENEFICIAL INTEREST generally refers to the opportunity, directly or indirectly, to profit or share in any profit. BUSINESS DAY refers to every official working day of the week.

CLIENT ACCOUNT refers to any account over which Westfield has been granted authority to purchase and/or sell securities on the client's behalf).

COVERED ACCOUNT refers to any investment account over which an Access Person:

a.   has direct or indirect beneficial interest; or

b. exercises investment control, meaning he or she actually provides input into or makes the security buy and/or sell decisions for the account. The account does not need to be in an Access Person's name; if an Access Person has either joint or sole investment control over an account, it may be considered a Covered Account.

COVERED SECURITY refers to any security or fund that does not fall under one of the following exceptions:

o Direct obligations of the Government of the United States (e. g. , treasury bills, treasury bonds, U. S. savings bonds);

o Bankers' acceptances, bank certificates of deposits, commercial paper, and high-quality short term debt instruments, including repurchase agreements;

o    Shares issued by money market funds;

o Shares issued by open-end mutual funds that are not sub-advised or advised by Westfield;

o Shares issued by unit investment trusts ("UITs") that are invested exclusively in one or more open-end mutual funds, none of which are sub-advised or advised by Westfield.

EMPLOYEE means all Westfield personnel who are not hired on a temporary or contract basis.

FAMILY MEMBER means an employee's spouse, children, step-children, grandchildren, parents, step-parents, grandparents, domestic partners, siblings, parents-in-law, children-in-law, as well as adoptive relationships sharing the same household with the employee.

INVESTMENT PERSON means any Access Person who makes or participates in making investment recommendations for client accounts.

REPORTABLE FUND means any pooled fund, regardless of whether it is offered publicly or privately, for which Westfield serves as adviser or sub-adviser. This includes Westfield limited partnerships.

SHORT SELLING means selling a security that is not owned in the account.

Westfield Capital Management Company, L.P.
Date Approved: 08/05/2015

                                 CODE OF ETHICS

Appendix B: Sanctions Guidelines

Sanctions can be more or less than what is indicated in the table below. In recommending sanctions, Compliance will:

o Consider an employee's role and responsibilities, past trading history, facts and circumstances around the violation and other factors

o Impose the highest of all applicable sanctions, if a violation falls within more than one category or if multiple violations occur on the same day

o Consider additional sanctions such as disgorgement of profits (gross of any taxes or transaction costs) and reversal of trades

o    Review violations not listed in the table on a case-by-case basis

o Consult with Management Committee or Operations & Risk Management Committee members, if needed

------------------------------------------------------------------------------------------------------------------------------------
              VIOLATION                 MANAGEMENT AND INVESTMENT COMMITTEE,                        ALL OTHER EMPLOYEES
                                        RESEARCH ANALYSTS, TRADERS, OFFICERS

Late Reporting or                  FIRST OFFENSE: $500                                       FIRST OFFENSE: $100
Certification
                                   SECOND OFFENSE: $750 and suspension of personal           SECOND OFFENSE: $200 and suspension
ALL LISTED FINES ARE PER DAY       securities transaction rights (up to 6 months)            of personal securities transaction
AFTER DUE DATE AND PER REPORT                                                                rights (up to 3 months)
OR CERTIFICATION
                                   SUBSEQUENT OFFENSE: $1,500 and suspension of              SUBSEQUENT OFFENSE: $300 and suspension
                                   personal securities transaction rights (up to 12          of personal securities transaction
                                   months)                                                   rights (up to 6 months)
------------------------------------------------------------------------------------------------------------------------------------
Failure to Preclear                FIRST OFFENSE: $2,000 per transaction and                 FIRST OFFENSE: $500 per transaction
                                   suspension of personal securities transaction rights
                                   for 30 days                                               SECOND OFFENSE: $1,000 per transaction
                                                                                             and suspension of personal securities
                                   SECOND OFFENSE: $5,000 per transaction and                transaction rights for 30 days
                                   suspension of personal securities transaction
                                   rights for 3 months                                       SUBSEQUENT OFFENSE: $2,500 per
                                                                                             transaction and suspension of personal
                                                                                             securities transaction
------------------------------------------------------------------------------------------------------------------------------------

Westfield Capital Management Company, L.P.
Date Approved: 08/05/2015

                                 CODE OF ETHICS

------------------------------------------------------------------------------------------------------------------------------------
                                   SUBSEQUENT OFFENSE: $10,000 per transaction and           rights for 6 months
                                   suspension of personal securities transaction rights
                                   for 12 months
------------------------------------------------------------------------------------------------------------------------------------
Market Timing                      Termination of employment and civil or criminal           Termination of employment and civil or
                                   referral                                                  criminal referral
------------------------------------------------------------------------------------------------------------------------------------
Failure to Make Accurate or        Monetary fines starting at $5,000; suspension of          Monetary fines starting at $1,000;
Complete Reports                   personal securities transaction rights; possible          suspension of personal securities
                                   termination of employment                                 transaction rights; possible
                                                                                             termination of employment
------------------------------------------------------------------------------------------------------------------------------------
Front Running                      $2,500 per transaction; temporary or permanent            $2,500 per transaction; temporary or
                                   suspension of personal securities transaction rights;     permanent suspension of personal
                                   possible termination of employment                        securities transaction rights;
                                                                                             possible termination of employment
------------------------------------------------------------------------------------------------------------------------------------
30-day Holding Period              FIRST OFFENSE: 2,000 per transaction                      FIRST OFFENSE: $500 per transaction

                                   SECOND OFFENSE: $5,000 per transaction;                   SECOND OFFENSE: $1,000 per transaction;
                                   suspension of personal transaction rights (up to 6        suspension of personal transaction
                                   months)                                                   rights (up to 6 months)

                                   SUBSEQUENT OFFENSE: $7,500 per transaction;               SUBSEQUENT OFFENSE: $2,500 per
                                   suspension of personal securities transaction rights      transaction; suspension of personal
                                   (up to 12 months)                                         securities transaction rights (up to
                                                                                             12 months)
------------------------------------------------------------------------------------------------------------------------------------

Westfield Capital Management Company, L.P.
Date Approved: 08/05/2015